Exhibit 8.3

Moolec Science SA	D +1 345 815 1768
17 Boulevard F.W. Raiffeisen,	E James.Heinicke@ogier.com
L-2411 Luxembourg,
Grand Duchy of Luxembourg	Reference: 511866.00002

24 March 2025

Moolec Science SA (Company)

We act as legal counsel to the Company for matters of Cayman Islands law only in connection with the proposed transfer by way of continuation into and under the laws of the Cayman Islands as Moolec Science SA, a Cayman Islands exempted company limited by shares pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands (the Companies Act) (the Redomiciliation).

The Company has requested that we render our opinion as to certain tax matters relating to the Redomiciliation in connection with the registration statement on Form F-4, as amended (the Registration Statement), filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1993 (the Act).

This opinion is given in accordance with the Cayman Islands Tax Considerations section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinions have the respective meaning set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents listed in Schedule 1 (the Documents). We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 305 513 5888 ogier.com	A list of Partners may be inspected on our website

Moolec Science SA
6 February 2025

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinion

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we hereby confirm that the statements set forth in the Registration Statement under the heading “Cayman Islands Tax Considerations”, insofar as they are statements regarding the laws of the Cayman Islands with respect to certain tax matters, constitute in the opinion of Ogier (Cayman) LLP all material considerations with respect to those matters under Cayman Islands laws and regulations as they apply to entities incorporated under, or registered by way of continuation under, the laws of the Cayman Islands. Our opinion is further subject to the issuance by the Registrar of Companies in the Cayman Islands (Registrar) of a certificate of registration by way of continuation to the Company with respect to the Redomiciliation pursuant to the Companies Act (Redomiciliation Certificate).

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in any documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document entered into by or binding on the Company.

Moolec Science SA
6 February 2025

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Cayman Islands Tax Considerations”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Ogier (Cayman) LLP

Moolec Science SA
6 February 2025

Schedule 1

Documents examined

Corporate and other documents

1	The incorporation deed dated 23 May 2022.

2	The written resolutions of the board of directors of the Company dated 29 December 2022, 10 December 2024 and 6 February 2025, and the resolutions of the shareholders of the Company passed at an extraordinary general meeting held on 27 December 2024.

3	The translation of an excerpt from the Luxembourg trade and companies register dated 7 March 2025 (the RCS Certificate).

4	The translation of a negative certificate dated 7 March 2025 stating particular matters related to the non-registration of a court decision or of an administration dissolution without liquidation as of the day immediately prior to the date of issuance of the negative certificate (the Reginsol Certificate and, together with the RCS Certificate, the LBR Certificates).

5	A certificate from a director of the Company dated 24 March 2025, a copy of which is attached to this opinion letter (the Director's Certificate).

6	The Registration Statement.

Moolec Science SA
6 February 2025

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	Where any document has been provided to us in draft or undated form, that document has been or will be executed or adopted by all parties in the form provided to us.

4	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

5	Each of the Documents (except the LBR Certificates) is accurate and complete as at the date of this opinion.

6	Each of the LBR Certificates is accurate and complete as at 7 March 2025 and there has not been any event, development or circumstance with respect to the Company in the period between 7 March 2025 and the date of this opinion which would change any of the information contained in the LBR Certificates.

7	The Company has, and will have, no direct or indirect interest in Cayman Islands real property.

8	The Company has taken all requisite corporate action to authorise the execution and delivery of the Director's Certificate.

9	The Director's Certificate has been duly authorised, executed and unconditionally delivered by or on behalf of the Company in accordance with all applicable laws.

10	In authorising the Redomiciliation, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required from them.

11	The registration application with respect to the Redomiciliation to be filed with the Registrar, pursuant to section 201(1) of the Companies Act, to register the Company by way of continuation as an exempted company limited by shares will be accepted, and the Registrar will issue a Redomiciliation Certificate, in accordance with section 202(1) of the Companies Act, that the Company is registered by way of continuation as an exempted company.

Moolec Science SA
6 February 2025

Schedule 3

Qualifications

1	Cayman Islands stamp duty may be payable if a document is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).